Exhibit 10.2

PERFORMANCE-BASED

RESTRICTED SHARE AGREEMENT

(Non-Assignable)

Regarding a target amount of                      Common Shares

(maximum amount of                  Common Shares)

Of

Beneficial Interest, par value $0.01 per share of

LASALLE HOTEL PROPERTIES

THIS CERTIFIES that, effective as of                      (the “Date of Grant”),                      (the “Grantee”) will be granted an award of                      (the “Target Amount”) restricted common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of LASALLE HOTEL PROPERTIES (the “Company”), subject to increase to a maximum of _______ Common Shares (the “Maximum Amount”), upon and subject to the following terms and conditions and the applicable terms and conditions of the 1998 Share Option and Incentive Plan, as amended and as in effect from time to time (the “Plan”):

1. Status of Underlying Shares; Restrictions: No restricted Common Shares covered by this Agreement shall be issued or outstanding until earned and awarded pursuant to Section 2. Thereafter, awarded Common Shares shall be validly issued, fully paid and non-assessable but forfeitable and non-transferable by the Grantee until such shares become vested pursuant to Section 3. After restricted Common Shares are earned and awarded pursuant to Section 2, the transfer agent for the Company shall be instructed (i) to issue any certificates representing such shares with appropriate legends and (ii) not to process any transfers of such shares unless, and only to the extent that, it has been notified by the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of the Company that some or all of such shares have become vested and are no longer subject to forfeiture.

2. Performance Award:

(a) The shares to be awarded pursuant to this Section 2, subject to further vesting pursuant to Section 3 below, in accordance with the rules set forth below.

(b) The total number of shares that will be awarded pursuant to this Section 2 will be determined on January 1, 2010 and will equal the sum of the number of shares awarded pursuant to Sections 2(c), (d) and (e) below. In each case, the determination will depend on the Total Return (as defined below) of the Company over the Measuring Period (as defined below), as compared to the applicable benchmark.

(c) Up to forty percent of the Maximum Amount of restricted shares to be awarded under this Section 2 will be based on the Target Amount and the Company’s Total Return compared to the Total Return of the companies comprising the NAREIT Equity Index (as defined below) as set forth in the table below. More specifically, the amount to be awarded under this Section 2(c) is calculated as the product of (i) the applicable percent earned determined using the table below and (ii)                      shares (a number of shares equal to 40% of the Target Amount). In no event may more than                      shares (calculated as 200% of 40% of Target Amount) be awarded pursuant to this Section 2(c).

Company’s Percentile Ranking within the NAREIT Equity Index Based on Total Return:	Less than 40%	40%	60%	80% or greater

Percent Earned (of the 40% of the Award Determined by Section 2(c)):	0%	50%	100%	200%

In the event that the Company’s percentile ranking is in between (i) 40% and 60% or (ii) 60% and 80%, then the percent earned shall be calculated by linear interpolation to the nearest 1/100th of a percent using the nearest lower and nearest higher percent earned figures set forth in the table above.

(d) Up to forty percent of the Maximum Amount of restricted shares to be awarded under this Section 2 will be based on the Target Amount and the Company’s Total Return compared to the Total Return of the companies comprising the Peer Group (defined below) and including the Company as set forth in the table below. More specifically, the amount to be awarded under this Section 2(d) is calculated as the product of (i) the applicable percent earned determined using the table below and (ii)                      shares (a number of shares equal to 40% of the Target Amount). In no event may more than                      shares (calculated as 200% of 40% of Target Amount) be awarded pursuant to this Section 2(d).

Company’s Percentile Ranking within the Peer Group on Total Return:	Less than 40%	40%	60%	80% or greater

Percent Earned (of the 40% of the Award Determined by Section 2(d)):	0%	50%	100%	200%

In the event that the Company’s percentile ranking is in between (i) 40% and 60% or (ii) 60% and 80%, then the percent earned shall be calculated by linear interpolation to the nearest 1/100th of a percent using the nearest lower and nearest higher percent earned figures set forth in the table above.

(e) Up to twenty percent of the Maximum Amount of restricted shares to be awarded under this Section 2 will be based on the Target Amount and the Company’s Total Return as set forth in the table below. More specifically, the amount to be awarded under this Section 2(e) is calculated as the product of (i) the applicable percent earned determined using the table below and (ii)                  shares (a number of shares equal to 20% of the Target Amount). In no event may more than                  shares (calculated as 200% of 20% of Target Amount) be awarded pursuant to this Section 2(e). The Grantee acknowledges that the Total Return threshold for a 50% earning is based on a 7% compounded annual Total Return; the threshold for a 100% earning is based on a 9% compounded annual Total Return; and the threshold for a 200% earning is based on a 11% compounded annual Total Return (such bases collectively, the “Determinative Percentages”).

Company’s Total Return:	Less than 22.5%	22.5%	29.5%	36.8% or greater

Percent Earned (of the 20% of the Award Determined by Section 2(e)):	0%	50%	100%	200%

In the event that the Company’s Total Return is in between (i) 22.5% and 29.5% or (ii) 29.5% and 36.8%, then the percent earned shall be calculated by linear interpolation to the nearest 1/100th of a percent using the nearest lower and nearest higher percent earned figures set forth in the table above.

3. Vesting:

(a) The restricted Common Shares that are awarded pursuant to Section 2 above will generally become cumulatively vested and transferable to the extent of one-third of such shares on                     ; one-third of such shares on                     ; and one-third of such shares on                     .

4. General Earning and Vesting Provisions:

(a) Upon the occurrence of a Change in Control of the Company (as defined below), then, (i) notwithstanding Section 2(b), the total number of shares that are awarded pursuant to Section 2 will be determined and will be awarded as of (i.e., the Measuring Period will end and performance will be measured as of) the date of such Change in Control of the Company (unless already awarded because such date is after the Measuring Period), provided that the Total Returns in the table contained in Section 2(e) table will be reduced pro rata (using the Determinative Percentages and based on the portion of the Measuring Period not yet elapsed relative to the total Measuring Period); and (ii) notwithstanding Section 3(a), all such shares so awarded as of such Change in Control in the Company (or the shares previously awarded because such date is after the Measuring Period) shall be become fully vested and transferable.

(b) As a condition to the accelerated earning and vesting described in Section 4(a), the Grantee agrees, for a one-year period commencing on the date of the Change in Control of the Company the Grantee will not engage in Competitive Activities (as defined below).

(c) The Grantee agrees that the covenant contained in Section 4(b) of this Agreement is reasonably necessary to protect the legitimate interests of the Company and its affiliates, is reasonable with respect to time and territory and that Grantee has read and understands the description of the covenant so as to be informed as to its meaning and scope.

(d) The Company and the Grantee agree that in the event of the Grantee’s breach of Section 4(b), the Grantee will immediately pay the Company in cash an amount equal to the market value of the restricted Common Shares that received accelerated awarding, as compared to the awarding schedule set forth in Section 2, as a result of the operation of Section 4(a) (it being understood and agreed that shares that had already been awarded under Section 2 and that received accelerated vesting only with respect to Section 3 are not addressed by this sentence). Market value for purposes of the preceding sentence will be the market value as of the date of such acceleration. Such payment shall be the Company’s sole remedy for a breach of Section 4(b).

(e) In the event that the Grantee’s employment by the Company (or any of its affiliates) ceases by reason of the Grantee’s death, disability (disability to be determined in accordance with the Company’s then applicable long-term disability insurance policy plan), retirement (retirement to be determined in accordance with then prevailing Company policy established by the Board), termination by the Company (or any of its affiliates) without Cause (as defined below) or termination by the Grantee for Good Reason (as defined below), then, (i) notwithstanding Section 2(b), the total number of shares that are awarded pursuant to Section 2 will be determined and will be awarded as of (i.e., the Measuring Period will end and performance will be measured as of) the date of such event (unless already awarded because such date is after the Measuring Period), provided that (x) the Target Amount will be reduced pro rata (based on the portion of the Measuring Period not yet elapsed relative to the total Measuring Period), and (y) the Total Returns in the table contained in Section 2(e) will be reduced pro rata (using the Determinative Percentages and based on the portion of the Measuring Period not yet elapsed relative to the total Measuring Period); and (ii) notwithstanding Section 3(a), all such shares so awarded as of such date (or the shares previously awarded because such date is after the Measuring Period) shall be become fully vested and transferable.

(f) In the event that the Grantee’s employment by the Company (or any of its affiliates) is terminated by the Company (or any of its affiliates) for Cause or by the Grantee without Good Reason, then all non-vested restricted Common Shares granted pursuant to this Agreement, and all rights to a potential award of Common Shares not yet earned or awarded pursuant to Section 2, shall thereupon be forfeited.

5. Dividends and Voting: The Grantee shall not be entitled to receive dividends on restricted Common Shares underlying this Agreement or vote such restricted Common Shares, or to receive notice as a shareholder or to have any rights whatsoever as a shareholder of the Company in respect of the restricted Common Shares, until awarded and issued pursuant to

Section 2 and/or Section 4. Upon awarding pursuant to Section 2 and/or Section 4 (including before vesting occurs pursuant to Section 3), an amount equal to all cash dividends that would have been paid on such Common Shares if they had been issued and outstanding from the Grant Date throughout the Measuring Period (as may be adjusted in Section 4) will be paid to the Grantee. Thereafter, the Grantee will be entitled to vote such shares and the Company shall pay the Grantee any cash dividends that are declared and paid on such shares, regardless of whether such shares have become vested pursuant to Section 3 on the record date for such dividends.

6. Adjustment. The Committee shall make or provide for such adjustments in the number of restricted Common Shares covered by this Agreement as the Committee shall in good faith determine to be equitably required in order to prevent any dilution or expansion of the rights of the Grantee that otherwise would result from (i) any share dividend, share split, combination of shares, recapitalization or similar change in the capital structure of the Company or (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other transaction or event having an effect similar to any of the foregoing.

7. Fractional Shares. No fractional Common Shares will be issued pursuant to this Agreement, and the number of Common Shares to be issued pursuant to this Agreement will be rounded to the nearest whole share.

8. Compliance With Law. The Company and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, the restricted shares will not be awarded or become vested at any time that such awarding or vesting would result in a violation of any such law.

9. Investment Representation.

(a) In order to comply with Section 8 hereof and any applicable securities law, the Company may require the Grantee (i) to furnish evidence satisfactory to the Company (including, without limitation, a written and signed representation letter) to the effect that all restricted Common Shares acquired pursuant to this Agreement were acquired for investment only and not for resale or distribution and (ii) to agree that all such shares shall only be sold in transactions covered by an effective registration statement under the Securities Act of 1933 (the “Securities Act”) or pursuant to an exemption therefrom.

(b) At any time while applicable, the Company may affix a legend to the certificates representing unregistered Common Shares issued pursuant to this Agreement to the effect that such shares are not covered by an effective registration statement under the Securities Act and may only be sold or transferred upon registration or pursuant to an exemption therefrom.

7. Severability. In the event that one or more of the provisions of this Agreement may be invalidated for any reason by a court, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable. Notwithstanding the foregoing, if any provision of Section 4(b) of this Agreement or the related definitions should be deemed invalid, illegal or unenforceable because its scope or duration is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.

8. Governing Law. This certificate is made under, and will be construed in accordance with, the laws of the State of Maryland, without giving effect to the principle of conflict of laws of such State.

9. Withholding and Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made to or benefit realized by the Grantee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee make arrangements satisfactory to the Company for payment of the balance of any taxes required to be withheld. At the discretion of the Committee, such arrangements may include, without limitation, voluntary or mandatory relinquishment of a portion of any such payment or benefit or the surrender of outstanding Common Shares.

10. Certain Definitions.

(a) “Cause” shall have the meaning ascribed to such term in the Severance Agreement (as defined below).

(b) “Change in Control of the Company” shall mean the occurrence of any of the following:

(i) any “person,” as such term is used in Section 3(a)(9) of the Exchange Act (as defined below), as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustees or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the beneficial owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person, any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new Trustee (other than (A) a Trustee designated by a person who has entered into an agreement with the Company to effect a transition described in clause (i), (iii), or (iv) of this definition or (B) a Trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Trustees then still in office who either were Trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation or other business entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(c) “Competitive Activities” shall mean (i) the Grantee’s direct or indirect participation (for his own account or jointly with others) in the management of, or as an employee, board member, partner, manager, member, joint venturer, representative or other agent of, or advisor or consultant to, any Competitive Operation; or (ii) the Grantee’s investment in, or ownership of, in any Competitive Operation; provided that the Grantee may, as principal for his own account, engage in a Competitive Operation that is not funded, in part or in whole, with third-party institutional equity; and further provided that the Grantee may invest in, or own of, up to five percent (5%) of the capital stock of any business entity whose securities are traded on any national securities exchange or registered pursuant to Section 12(g) of the Exchange Act.

(d) “Competitive Operation” shall mean any business operation (other than the Company or one of its subsidiaries) if such operation is then primarily engaged in the acquisition or ownership of luxury or upscale hotels in urban, resort or convention markets in the United States, it being acknowledged and agreed that a Competitive Operation shall not include a business operation primarily engaged in (i) owning hotels other than luxury or upscale hotels; or (ii) franchising hotels to others; or (iii) managing hotels for others.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f) “Good Reason” shall mean the occurrence, without the Grantee’s prior written consent, of any of the following: (i) any reduction of the Grantee’s base salary or any reduction of the Grantee’s target bonus below ____ of base salary or any material reduction in any benefits; (ii) any material adverse change in the Grantee’s duties or responsibilities, including assignment of duties inconsistent with his position, significant adverse alteration in the nature or status of responsibilities or the conditions of employment or any material diminution in position, authority, title, duties or responsibilities; (iii) any material adverse change in the Grantee’s reporting relationship; (iv) the Company ceases to be a reporting company under Section 12 of the Exchange Act; (v) the relocation of the Grantee’s principal place of performance outside of the Washington, D.C. metropolitan area; (vi) Company’s failure to obtain satisfactory agreement from any successor to assume and agree to perform the Severance Agreement; and (vii) continuation or repetition, after written notice of objection from the Grantee, of harassing or denigrating treatment consistent with his position with Company.

(g) “Measuring Period” shall mean a three-year period beginning at market close of the New York Stock Exchange on December 31, 2006, and ending with market close of the New York Stock Exchange on December 31, 2009.

(h) “NAREIT Equity Index” shall mean the NAREIT Equity Index published by the National Association of Real Estate Investment Trusts or such other index as selected by the Committee in the event that the NAREIT Equity Index is discontinued or materially modified.

(i) “Severance Agreement” shall mean that certain Severance Agreement dated January 28, 2002, between the Company and the Grantee, as it may be amended from time to time.

(j) “Total Return” shall mean total return as calculated by the NAREIT Equity Index and shall be the increase in the per-share market price of a company’s common equity plus dividends declared per share of common equity and assuming such dividends are reinvested.

(k) “Peer Group” shall mean a group consisting of each of the following constituent companies, provided that such constituent is in continued existence from December 31, 2006 through December 31, 2009: (i) Ashford Hospitality Trust, Inc., (ii) DiamondRock

Hospitality Company, (iii) Eagle Hospitality Trust, Inc., (iv) Equity Inns, Inc., (v) FelCor Lodging Trust Incorporated, (vi) Highland Hospitality Corporation, (vii) Host Hotels & Resorts, Inc., (viii) Innkeepers USA Trust, (ix) Strategic Hotels & Resorts, Inc. and (x) Sunstone Hotel Investors, Inc.

WITNESS the seal of the Company and the signatures of its duly authorized officers.

Dated:

LASALLE HOTEL PROPERTIES

By:
Name:	Hans S. Weger
Title:	Chief Financial Officer

Acknowledged and Agreed

By:
Name:
Grantee

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